EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-258475 on Form S-8 of our report dated March 15, 2022, relating to the consolidated financial statements of European Wax Center, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 25, 2021.

/s/ DELOITTE & TOUCHE LLP

Dallas, TX

March 15, 2022